                                                                   EXHIBIT 10(b)


                                                              July 25, 2001

Mr. Carlos A. Lobbosco
Avda Alvear 1654, 4th Floor
1014 Buenos Aires
Argentina

Dear Carlos,

     This letter will outline the understandings you and International Flavors & Fragrances Inc. ("IFF" or the "Company") have reached in respect of your continuing employment with the Company through June 30, 2004 (the "Retirement Date"), as well as the terms of your retirement. This letter supersedes the letter agreement between you and IFF dated as of October 1, 1999.

     We have agreed as follows:

     1. You will continue to serve as Executive Vice President, Global Business Development, through May 31, 2002 (the "Pre-Retirement Date"), at your current annual salary of $550,000.

     2. You will continue to participate for the years 2001, 2002 and 2003 in the IFF Annual Incentive Plan (the "AIP") under the 2000 Stock Award and Incentive Plan ("SAIP"). Your target AIP awards for each year will be as follows:

                                                          Mr. Carlos A. Lobbosco
                                                                   July 25, 2001
                                                               Page 2 of 6 Pages


------------------------------------------- ------------------------------------------
                   Year                      AIP Target as a Percentage of Base Salary
------------------------------------------- ------------------------------------------
                   2001                                         50
------------------------------------------- ------------------------------------------
                   2002                                         37.5
------------------------------------------- ------------------------------------------
                   2003                                         25
------------------------------------------- ------------------------------------------


     3. You will continue to participate in Cycle I of the IFF Long-Term Incentive Plan under the SAIP. If no payment is made until after the completion of Cycle I, your target award will be 75% of your weighted average base salary during Cycle I. If pursuant to the terms of the LTIP the Compensation Committee determines that the Company's performance against the LTIP objectives through June 30, 2002 is superior, and elects to make a partial payout of the Cycle I target award, your target award for that partial payout will be 50% of your weighted average base salary during the period January 1, 2001 through June 30, 2002. Your target award for the remainder of Cycle I will be 50% of your weighted average base salary from July 1, 2002 through the Retirement Date.

     4. You will not receive any stock option grant in 2002 or in any subsequent year. You will be entitled to exercise options under the stock option grants previously made to you pursuant to the terms of your outstanding Stock Option Agreements.

     5. Until the Retirement Date you will continue to participate in the IFF TCN Pension Plan (the "TCN Plan"). You have requested, and IFF has agreed, that in lieu of any benefits to which you might otherwise be entitled under the TCN Plan or any other IFF pension or retirement plan or program, the Company will make to you upon your retirement seven annual payments of $604,527 (the "Pension"). Except as set forth below in this Section 5, the Pension will not be reduced by an offset for Argentine Social

                                                          Mr. Carlos A. Lobbosco
                                                                   July 25, 2001
                                                               Page 3 of 6 Pages

          Security,as is contemplated by the TCN Plan. You warrant and represent to the Company that at age 65 based on your actual compensation to date and the compensation contemplated by this Agreement through June 30, 2004, your Argentine Social Security benefit will be no greater than Argentine Peso equivalent, at today's exchange rate, of $1,500 per month. You understand and agree that, in the event that the Argentine Social Security benefit exceeds $1,500 per month, and/or there are offsets contemplated by the TCN Plan that, including the Argentine Social Security benefit, aggregate more than $1,500 per month, such additional amounts will be used to offset the Pension, which will be recalculated using the methodology then applicable under the General Agreement on Tariffs and Trade.

          The first annual installment of the Pension will be paid to you in July 2004, and subsequent installments will be paid in July of each subsequent year until all seven installments have been paid. The Pension will be paid to you in your then country of residence (which you anticipate to be either Argentina or Uruguay) in US Dollars, with payments coming from IFF in either the United States or the United Kingdom.

          You acknowledge and agree that the payment of the Pension in seven installments of $604,527 is and will be the only obligation of IFF to pay you any pension benefit, and you waive any right to any other pension benefit from IFF.

          In the event that you die after the Retirement Date but prior to the payment of all seven installments of the Pension, the remaining installments will be paid in full to your surviving spouse or to your or your spouse's estate, should your spouse not survive until all seven installments are paid. We have further agreed that, in the event you should die prior to the Retirement Date, IFF will make to your surviving spouse seven annual payments of $302,263.50 each, commencing in the month following your death and at 12-month intervals thereafter (the "Survivor Pension"). If your spouse dies before the payment of all seven installments of the Survivor Pension, the

                                                          Mr. Carlos A. Lobbosco
                                                                   July 25, 2001
                                                               Page 4 of 6 Pages

          remaining payments will be made to her estate. Should you die prior to the Retirement Date and should your spouse predecease you, you agree and acknowledge that no Pension or Survivor Pension will be due to your or your wife's estate.

          In the event that for any reason the unfunded pension benefits of other IFF executive officers are hereafter funded through a transfer of assets to the Rabbi Trust evidenced by the Trust Agreement dated October 4, 2000 between IFF and The First Union National Bank, as Trustee (or to any successor Rabbi Trust), the Pension will also be similarly funded.

     6. From the Pre-Retirement Date through the Retirement Date, you will remain an employee of IFF, based in Buenos Aires, Argentina and will perform such services for IFF as I or the then Chief Executive Officer of the Company may request. During this period your base salary will be $550,000, and you will continue to participate in the TCN Plan.

     7. Until the Retirement Date, (a) you will be covered for disability and travel insurance under those programs maintained by IFF for its employees in the United States; (b) you will be covered by life insurance under IFF's basic and supplemental programs of not less than US$1,000,000; (c) you and your family will continue to be covered by the IFF Argentina medical scheme; and (d) you will also continue to be included in the IFF global medical and dental program, currently administered by CIGNA, and in the following benefit programs that IFF maintains for its senior executives: financial counseling/advice from Tittmann & Rusch and the IFF Executive Separation Policy ("ESP"). Notwithstanding the foregoing, between the Pre-Retirement Date and the Retirement Date you will be covered by the ESP only for the payments and benefits that would be due as a result of a "Change-in-Control," and for that purpose you will continue to be deemed a "Tier I" participant in the ESP. After the Retirement Date, you will be entitled to the benefits then granted by IFF to retired employees of IFF Argentina.

                                                          Mr. Carlos A. Lobbosco
                                                                   July 25, 2001
                                                               Page 5 of 6 Pages


     8. Until the Retirement Date, (a) IFF Argentina will also continue to pay your annual membership fees, up to a maximum of the equivalent in Argentine Pesos of US$9,000 per year (the "Club Fees"), in the Argentine Club in Buenos Aires. Should you currently be a member of or elect to join any other club, all fees and expenses of joining and/or maintaining your membership in such club will be your sole responsibility; and (b) you continue to use the automobile that is currently provided to you by the Company (the "Company Car"). You will not be entitled to purchase a new Company Car prior to the Retirement Date, but at your election you may elect to purchase the Company Car on the Retirement Date at its then value calculated in accordance with IFF's normal valuation procedure.

     9. In the event your employment with IFF is terminated by IFF for any reason other than for "cause" prior to July 1, 2004, and in connection with such termination you are not entitled to the benefits under the ESP, you will retire from IFF employment as of the termination date, which will be deemed the Retirement Date. In such event, you may elect
          (a) to commence receiving the Pension immediately after the Retirement Date, or (b) in lieu of commencing to receive the Pension at the Retirement Date, to receive "Salary Continuation Payments" equal to your monthly base salary at the Retirement Date, for the shorter of
          (i) twenty-four (24) months or (ii) if the Retirement Date occurs on or after July 1, 2002, the number of months between the Retirement Date and July 1, 2004, after which the Pension will commence (with the amount of the Pension--including the guaranteed minimum--computed based on your years of service through the Retirement Date but with a commencement date based on your age on the actual date on which the Pension commences). "Cause" will have the same meaning in this Agreement as in the ESP.

     10. The terms of our agreement represent the complete understanding between you and IFF and may not be changed orally but only in a writing signed by both you and IFF.

                                                          Mr. Carlos A. Lobbosco
                                                                   July 25, 2001
                                                               Page 6 of 6 Pages


     11. Our agreement is made and entered into, and will be subject to, governed by, and interpreted in accordance with the laws of the State of New York and will be enforceable in the courts of that state, without regard to principles of conflict of laws.

         Carlos, if the terms set forth above accurately reflect our understanding, please sign the extra copy of this letter and return it to Steve Block. If you have any questions, please feel free to contact Steve or me.

                                             Sincerely,

                                             INTERNATIONAL FLAVORS &
                                             FRAGRANCES INC.



                                             By: /s/ Richard A. Goldstein
                                                 ----------------------------
                                                     Richard A. Goldstein
                                                     Chairman and
                                                     Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Carlos A. Lobbosco
----------------------------
Carlos A. Lobbosco